SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 28, 2005
WESCO INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14989	25-1723345

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

225 West Station Square Drive, Suite 700
Pittsburgh, Pennsylvania	15219

(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (412) 454-2200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Amendment and Restatement of Revolving Credit Facility
     On September 28, 2005, WESCO Distribution, Inc. (“WESCO Distribution”), a wholly-owned subsidiary of WESCO International, Inc. (the “Company”), entered into an amended and restated $275 million revolving credit facility (the “Revolving Credit Facility”), which includes a letter of credit subfacility of up to $50 million, pursuant to the terms and conditions of a Second Amended and Restated Credit Agreement, dated as of September 28, 2005 (the “Revolving Credit Agreement”), by and among WESCO Distribution, the other credit parties signatory thereto, the lenders signatory thereto from time to time, General Electric Capital Corporation, as Agent and U.S. Lender, GECC Capital Markets Group, Inc., as Lead Arranger, GE Canada Finance Holding Company, as Canadian Agent and a Canadian Lender, Bank of America, N.A., as Syndication Agent, and The CIT Group/Business Credit, Inc. and Citizens Bank of Pennsylvania, as Co-Documentation Agents.
     The Revolving Credit Facility matures in June 2010 and is collateralized by substantially all assets of WESCO Distribution other than its real property and by substantially all assets of WESCO Distribution Canada, Inc. WESCO Distribution’s obligations under the Credit Facility have been guaranteed by the Company and by certain of WESCO Distribution’s subsidiaries. The Revolving Credit Facility consists of two separate sub-facilities: (i) a U.S. sub-facility with a borrowing limit of up to $225 million and (ii) a Canadian sub-facility with a borrowing limit of up to $50 million. Availability under the Revolving Credit Agreement is limited to the amount of eligible inventory and Canadian inventory and receivables applied against certain advance rates. Interest on the Revolving Credit Facility is at LIBOR plus a margin that will range from 1.00% to 1.75%, depending upon the amount of excess availability under the Revolving Credit Facility.
     In addition, the Revolving Credit Facility permits, among other things, the previously announced acquisition of Carlton-Bates Company (“Carlton-Bates”) and includes the terms of an existing consent of the lenders under the Revolving Credit Facility permitting (i) the previously announced issuance of convertible senior debentures (the “Debentures”) by the Company and the unsecured guarantee by WESCO Distribution of the Company’s obligations to the holders of the Debentures and (ii) so long as no event of default has occurred and is continuing under the Revolving Credit Facility, payments from WESCO Distribution to the Company for payment in respect of certain indebtedness, including the Debentures.
     The Revolving Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including limitations on WESCO Distribution, the Company and certain of the Company’s other subsidiaries (collectively, the “WESCO Loan Parties”) with respect to indebtedness, liens, investments, mergers and acquisitions, dispositions of assets and transactions with affiliates. The Revolving Credit Agreement provides for customary events of default, including failure to pay principal, interest or fees when due, failure to comply with covenants, the fact that any representation or warranty made by any of the WESCO Loan Parties is untrue or incorrect in any material respect, commencement of certain insolvency or receivership events affecting any of the WESCO Loan Parties and occurrence of a change in control of any of the WESCO Loan Parties. Upon the occurrence of an event of default, the commitments of the lenders may be terminated, and all outstanding obligations of the WESCO Loan Parties under the Revolving Credit Facility may be declared immediately due and payable.
     The Revolving Credit Facility amends and restates WESCO Distribution’s existing $250 million revolving credit facility entered into on June 17, 2005 (the “Old Credit Facility”). WESCO Distribution was in compliance with all applicable financial covenants and other restrictions under the Old Credit Facility as of the date of the Credit Agreement.
     The foregoing is a summary of the material terms and conditions of the Revolving Credit Agreement and not a complete discussion of the document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Revolving Credit Agreement attached to this Current Report as Exhibit 10.1, which is incorporated herein by reference.
Amendment to Accounts Receivable Securitization Facility
     On October 4, 2005, WESCO Distribution entered into an amendment of its existing accounts receivable securitization facility (the “Accounts Receivable Securitization Facility”), pursuant to the terms and conditions of Sixth Amendment to Second Amended and Restated Receivables Purchase Agreement, dated as of October 4, 2005 (the “Amendment”), by and among WESCO Receivables Corp., WESCO Distribution, the Purchasers and Purchaser Agents party thereto and Wachovia Capital Markets, LLC (as successor to Wachovia Securities, Inc.). The amendment to the Accounts Receivable Securitization Facility increases the purchase commitment from $350 million to $400 million and includes Carlton Bates and Carlton-Bates Company of Texas, L.P. as originators under the facility.
     The foregoing is a summary of the material terms and conditions of the Amendment and not a complete discussion of the document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Amendment attached to this Current Report as Exhibit 10.2, which is incorporated herein by reference.
Item 1.02 Termination of a Material Definitive Contract.
     Effective September 28, 2005, the Amended and Restated Credit Agreement, dated as of June 17, 2005 (the “Old Revolving Credit Agreement”), entered into by and among WESCO Distribution, the other credit parties signatory thereto, the lenders signatory thereto from time to time, General Electric Capital Corporation, as Agent, GECC Capital Markets Group, Inc., as Lead Arranger, Bank of America, N.A., as Syndication Agent, and The CIT Group/Business Credit, Inc. and Citizens Bank of Pennsylvania, as Co-Documentation Agents, was terminated. The Old Credit Agreement was due to expire in June 2010 and was amended and restated by the Revolving Credit Agreement described under Item 1.01 above. The Old Credit Agreement provided for maximum borrowings of $250 million and was subject to a floating interest rate based on LIBOR. The Old Credit Agreement contained customary financial and other covenants and events of default.

Item 2.01 Completion of Acquisition or Disposition of Assets.
     On September 29, 2005, the Company announced the completion of its acquisition of Carlton-Bates from its shareholders. On that day, a wholly-owned subsidiary of WESCO Distribution merged with and into Carlton-Bates, which became a wholly-owned subsidiary of WESCO Distribution. The Company paid at closing a cash merger price of approximately $250 million, of which $25 million is held in escrow to address up to $5 million of post-closing adjustments relating to working capital and up to $20 million of potential indemnification claims, with all distributions from the escrow to be made within 30 months. To fund the merger price paid at closing, WESCO Distribution borrowed $250 million under its accounts receivable securitization facility, which had been paid down, in part, with the net proceeds of the previously announced private offerings of $150 million aggregate principal amount of convertible senior debentures by the Company and $150 million aggregate principal amount of senior subordinated notes by WESCO Distribution. The acquisition was completed pursuant to the terms and conditions of the Agreement and Plan of Merger, dated August 16, 2005 (the “Merger Agreement”), by and among Carlton-Bates, the shareholders of Carlton-Bates signatory thereto, the Company Representative (as defined therein), WESCO Distribution and C-B WESCO, Inc. The Merger Agreement is attached to this Current Report as Exhibit 10.3.
     On September 29, 2005, the Company issued a press release regarding the completion of the acquisition of Carlton-Bates. A copy of that press release is filed as Exhibit 99.1 to this Current Report.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.
Item 9.01. Financial Statements and Exhibits
(c) Exhibits
Exhibit 10.1	Amended and Restated Credit Agreement, dated as of September 28, 2005, by and among WESCO Distribution, Inc., the other credit parties signatory thereto, the lenders signatory thereto from time to time, General Electric Capital Corporation, as Agent and U.S. Lender, GECC Capital Markets Group, Inc., as Lead Arranger, GE Canada Finance Holding Company, as Canadian Agent and a Canadian Lender, Bank of America, N.A., as Syndication Agent, and The CIT Group/Business Credit, Inc. and Citizens Bank of Pennsylvania, as Co-Documentation Agents (filed herewith).

Exhibit 10.2	Sixth Amendment to Second Amended and Restated Receivables Purchase Agreement, dated as of October 4, 2005, by and among WESCO Receivables Corp., WESCO Distribution, Inc., the Purchasers and Purchaser Agents party thereto and Wachovia Capital Markets, LLC (as successor to Wachovia Securities, Inc.) (filed herewith).

Exhibit 10.3	Agreement and Plan of Merger, dated August 16, 2005, by and among Carlton-Bates Company, the shareholders of Carlton-Bates Company signatory thereto, the Company Representative (as defined therein), WESCO Distribution, Inc. and C-B WESCO, Inc. (filed herewith).

Exhibit 99.1	Press Release dated September 29, 2005 (filed herewith).

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESCO INTERNATIONAL, INC.

By:	/s/ Stephen A. Van Oss

Stephen A. Van Oss Senior Vice President and Chief Financial and Administrative Officer
Dated: October 4, 2005